SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) October 15, 2002

Quality Products, Inc.

(Exact name of registrant as specified in its chapter)

Delaware	0-18145	75-2273221
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2222 South Third Street Columbus, OH 43207.		43215
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code (614) 228-0185

N/A
(Former name or former address, if changed since last report)

Item 5.  Other Events

On October 15, 2002, the Company completed a private placement with a group of investors including the Company’s Chairman, Richard Drexler, (the “Private Placement”) whereby the Company sold (i) 6,250 shares of its Series A Convertible Preferred Stock, par value $0.0001 per share and stated value of $100 per share convertible into at least 833,333 shares of common stock with a dividend of 10% per share on $100 stated value  (the “Series A Preferred”), and (ii) warrants to purchase an aggregate of 208,331 shares of the Company’s Common Stock at an exercise price of $0.75 per share for an aggregate purchase price of $625,000.  The investor group consists of The Dale Newberg Pension Trust, Richard and Clare Drexler, Dan L. Drexler, Jason Drexler and the Alyce A. Lazar Living Trust.

The Company used the Private Placement proceeds to reduce existing debt.  Specifically, the Company paid off the $345,000 principal outstanding under the Company’s note to Eastlake Securities, Inc., due in December 2002.  Additionally, the Company refinanced the note payable issued in April 2001 for the acquisition of Columbus Jack Corporation.  The refinancing consisted of a cash payment of $200,000 and the issuance of a $300,000 note payable, bearing interest at 10% annually.  Quarterly interest-only payments are required beginning in December 2002, with the $300,000 principal payable in full in October 2005.  The Company will recognize an extraordinary gain of approximately $300,000 during the quarter ending December 31, 2002 as a result of this refinancing.

In connection with the Private Placement, the Company filed a Certificate of Designations, Preferences, and Rights of the Series A Preferred with the Secretary of State of Delaware (the “Certificate of Designations”).  The Series A Preferred has a stated value of $100 per share, with a dividend rate of 10.0% per annum, declared quarterly.  If the Board does not declare and pay the dividend on the Series A Preferred, then the dividends accrue at the rate of 12%.  The Series A Preferred is nonvoting.  After three years, at their option, the holders of the Series A Preferred may voluntarily convert their Series A Preferred to common stock.  The conversion price will be the lower of (i) $0.75, or (ii) an amount equal to the average of the closing bid prices of the Common Stock for the 20 consecutive trading days preceding a notice of conversion.  If all of the Series A Preferred is converted at $.75, then the Corporation will issue 833,333 shares of common stock upon conversion.

The warrants are convertible into 208,331 shares of Common Stock at a price of $0.75 per share (subject to certain adjustments), and expire on the tenth anniversary of their issuance.

On October 21, 2002, Mr. Bruce C. Weaver resigned as a director and officer of the Corporation.  Richard A. Drexler assumed the duties of Chief Executive Officer and Ted P. Schwartz assumed the position of President and Chief Operating Officer.  A copy of the resignation letter is attached as Exhibit 99.6.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Quality Products, Inc.
Registrant

Date:  October 21, 2002

By:

/s/ Richard A. Drexler

Richard A. Drexler
Chief Executive Officer

(c)           Exhibits

Exhibit Number	Description of Document

99.1

Securities Purchase Agreement dated October 15, 2002, by and among the Company and The Dale Newberg Pension Trust, Richard and Clare Drexler, Dan L. Drexler, Jason Drexler and the Alyce A. Lazar Living Trust.

99.2	Certificate of Designation, Preferences and Rights of Series A Preferred Stock.

99.3	Form of Warrant.

99.4

Investor Rights Agreement dated October 15, 2002, by and among the Company and The Dale Newberg Pension Trust, Richard and Clare Drexler, Dan L. Drexler, Jason Drexler and the Alyce A. Lazar Living Trust.

99.5	Press Release

99.6	Resignation letter of Bruce C. Weaver